UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2014

PHYSICIANS REALTY TRUST

(Exact name of registrant as specified in its charter)

Maryland	001-36007	46-2519850
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation or organization)

735 N. Water Street, Suite 1000
Milwaukee, Wisconsin	53202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (414) 978-6494

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 28, 2014, Physicians Realty Trust (the “Company”) through subsidiaries of its operating partnership, Physicians Realty L.P., entered into and closed an Agreement of Sale and Purchase (the “Agreement”) with New LifeCare Hospitals of Pittsburgh, LLC and New LifeCare Hospitals of North Texas, LLC (collectively, the “Sellers”). Pursuant to the Agreement, the Company acquired two long-term acute hospitals located in Pittsburgh, Pennsylvania and Fort Worth, Texas in exchange for a payment of approximately $40.0 million in cash to the Sellers. The purchase price was funded through borrowings under the Company’s existing credit agreement with Regions Bank. In connection with the closing under the Agreement, a subsidiary of the Company entered into a new absolute net master lease covering the two acquired properties and a property previously acquired from affiliates of Sellers located in Plano, Texas. The acquired properties have no existing leasing history and occupy approximately 234,910 square feet combined.

A copy of the press release announcing the transaction is filed as Exhibit 99.1 to this report.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The information set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01. Financial Statement and Exhibits.

(d) Exhibit 99.1 is attached to this 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 1, 2014	PHYSICIANS REALTY TRUST

	By:	/s/ John T. Thomas
John T. Thomas
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1*	Press Release, dated March 31, 2014, issued by Physicians Realty Trust